Exhibit 10.13

January 1, 2005

In accordance with a resolution of the board of directors of Xito Corp adopted at a special board of director's meeting on January 1, 2005, Xito Corp, a Nevada corporation, ("Xito") agrees to pay Digital Health Corp., a Utah corporation, and Vaughn R Cook or assigns (collectively referred to as "Cook") the total of five million dollars ($5,000,000.00) in exchange for one hundred percent (100%) ownership of the following capital assets:

1. Intellectual property known as the LSA, Limbic Stress Assessment, VSA, Voice Stress Assessment, and other related technologies.
2. All assembled hardware or parts inventory pertaining to items listed in #1.
3. All office equipment, computer hardware and software currently used by Digital Health in the operation of its business as it relates to items listed in #1 above.
4. Rights and ownership to any current or future income generated from the sale of credits to users of the LSA or VSA technology.

Terms of Payment:

1. The principal amount of this obligation ($5,000,000) shall not accrue interest between the date hereof and December 31, 2006.
2. Beginning January 1, 2007, all unpaid principal shall accrue interest at a rate of five percent (5%) per annum.
3. This note shall be due and payable in full on or before December 31, 2009.
4. Beginning January 1, 2007 Xito agrees to pay to Cook all accrued interest annually.

In addition to the assets enumerated herein, Vaughn R Cook agrees to remain in the full-time employ of Xito until at least December 31, 2009 (unless otherwise terminated by mutual agreement), and that all intellectual property relating to the business of Xito that may be developed by him during his employment shall be the exclusive property of Xito.

Signed:

Xito Corp	Digital Health Corp
By: Vaughn R Cook, Pres.	By: Vaughn R Cook, Pres.
Vaughn R Cook, President	Vaughn R Cook, President

Vaughn R Cook

Vaughn R Cook, personally

Witness: Marianne Miller

Marianne Miller